Exhibit 5.1

August 10, 2012

TRW AUTOMOTIVE HOLDINGS CORP.

12001 Tech Center Drive

Livonia, Michigan 48150

Ladies and Gentlemen:

We have acted as counsel to TRW Automotive Holdings Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) shares of common stock of the Company, par value $0.01 per share (the “Shares”) and (ii) the preferred stock purchase rights (the “Rights”) that are included with the Shares and permit a holder of a Share, under certain circumstances, to purchase from the Company one-thousandth of a share of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) pursuant to the Rights Agreement, dated as of January 23, 2004 (the “Rights Agreement”) between the Company and Computershare Trust Company, N.A., as successor rights agent (the “Rights Agent”), until the Expiration Date (as defined in the Rights Agreement). The Rights associated with the Shares will initially trade together with the Shares. The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act in an indeterminate amount, subject to there being a sufficient number of Shares and shares of Series A Preferred Stock authorized under the Company’s Second Amended and Restated Certificate of Incorporation that have not previously been issued or reserved for issuance.

We have examined the Registration Statement, a form of the share certificate, the Rights Agreement and the Letter Agreement, dated September 11, 2009 between the Rights Agent and the Company, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed further that the Rights Agreement is the valid and legally binding obligation of the Rights Agent.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Shares, and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

2. When the Board has taken all necessary corporate action to authorize and approve the issuance of the Shares, and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Rights attached to the Shares to be issued and sold will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 31 of the Rights Agreement relating to the severability provisions of the Rights Agreement.

In addition, with respect to our opinion set forth in paragraph 2 above, the Rights and the Rights Agreement, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and (iii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP